Exhibit 4.2

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PJT PARTNERS INC.

PJT Partners Inc. (the “Corporation”), a corporation duly organized and existing under the laws of the State of Delaware pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1. The Amended and Restated Certificate of Incorporation of the Corporation, as heretofore amended, is hereby amended by adding a new Article XII, which shall read in its entirety as follows:

“ARTICLE XII

Section 12.1. Limited Liability of Officers. No officer of the Corporation shall have any personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as an officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or hereafter may be amended. Neither the amendment nor the repeal of this Article XII shall eliminate or reduce the effect thereof in respect of any state of facts existing or act or omission occurring, or any cause of action, suit or claim that, but for this Article XII, would accrue or arise, prior to such amendment or repeal.”

2. The Board of Directors of the Corporation has adopted a resolution approving and declaring advisable the foregoing amendment in accordance with the provisions of Section 242(b)(1) of the DGCL.

3. The stockholders of the Corporation, at a meeting duly called and held pursuant to Section 222 of the DGCL, duly adopted the amendments set forth in this Certificate of Amendment in accordance with the provisions of Section 242 of the DGCL.

4. The foregoing amendments were duly adopted in accordance with Section 242 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, as a duly authorized officer of the Corporation, has executed this Certificate of Amendment on June 1, 2023.

PJT PARTNERS INC.

/s/ David K.F. Gillis
Name:	David K.F. Gillis
Title:	Corporate Secretary

2